Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR MARCH 2020

Dallas, Texas, March 6, 2020 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.236560 per unit, payable on March 30, 2020, to unit holders of record on March 16, 2020. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for December 2019 and the gas production for November 2019. Preliminary production volumes are approximately 44,747 barrels of oil and 815,061 Mcf of gas. Preliminary prices are approximately $57.73 per barrel of oil and $2.04 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	44,747	815,061	$57.73	$2.04
Prior Month	52,480	595,731	$55.54	$1.87

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of February, approximately $1,114,655 of revenue received will be posted in the following month of March in addition to normal receipts during March. Since the close of business in February and prior to this press release, approximately $2,704,000 in revenue has been received.

The 2019 tax information packets were mailed directly to unitholders as of February 28. A copy of Sabine’s 2019 tax information booklet is available on Sabine’s website. In addition to the tax booklet the Sabine website also has available two simple calculators for computing the income and expense amounts and the cost depletion.

The 2018 Annual Report with Form 10-K with the January 1, 2019 Reserve Summary and current 2019 quarterly reports are now available on Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839